NATIONAL COOPERATIVE BANK

                  CHIEF EXECUTIVE OFFICER

                   ANNUAL INCENTIVE PLAN


                            SUMMARY


OBJECTIVE


The objective of the Plan is to provide focus for the Chief Executive Officer (CEO) through limiting applicable performance measures, while maintaining consistency with the Executive Incentive Plan applicable to other senior officers of the Bank; and, to provide a basis for the CEO to earn an award of up to 50% of base salary.

STRUCTURE

Four performance measures serve as a basis for earning the target award of 35% of salary. (See attachment "A"). A partial award can be earned for achievement of at least 85% of a goal. The portion of the target award for a goal earned is linear from 85% to 100% of the goal measure.
(See attachment "B").

In addition, an "Add-on" award may be earned by exceeding the net income goal. The maximum additional award is 15% of salary. For each 1% that the net income exceeds goal, 1% of salary is added to the award earned for achievement of the other goals, up to maximum total award of 50% of salary.

CALCULATION

Annually, following the end of the year, the Auditor of the Bank shall report the level of actual performance under each performance goal to the Executive Committee of the Board of Directors.

The Executive Committee will calculate the award earned and authorize, as reflected in its minutes, the distribution of the earned award.

INTERPRETATION

Any needs to interpret the plan shall be made by the Executive
Committee and recorded in its minutes. Any decisions made by the Committee shall be binding on the Bank and the CEO.


DEFERRAL

Prior to the beginning of an annual performance period (or within 60 days of the initial approval of the Plan by the Board of Directors), the CEO may file an election with the Executive Committee to defer all or a stated percent of any award which may be earned to a future date or event (such as retirement or termination) as specified in the election by the CEO. Any such election shall be irrevocable and any deferred account balance shall be an unsecured promise to pay by the Bank and shall not be evidenced by a note. Any deferred amount shall be credited annually with interest at a rate determined by the Executive Committee, provided that such rate is no less that the lowest rate the Bank would charge on a loan to its most credit worth borrowers. The CEO shall at times be fully vested in any deferred account balance.

TERM OF THE PLAN

The Plan shall continue in effect until amended or terminated by the Board of Directors. Annually, the Executive Committee shall set the performance measures and weights of such measures for the forthcoming year; and, communicate the performance basis for the Plan to the CEO and the Board.